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                                                                    EXHIBIT 99.1

                      [TRANSOCEAN SEDCO FOREX LETTERHEAD]


Analyst Contact:    Jeffrey L. Chastain                             News Release
                    713 232 7551
Media Contact:      Guy A. Cantwell                FOR RELEASE: December 1, 2000
                    713 232 7647

      TRANSOCEAN SEDCO FOREX PROVIDES FOURTH QUARTER 2000 UPDATE, ANNOUNCES
                     $135 MILLION IN NEW CONTRACT SIGNINGS

         HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today provided an update on fourth quarter 2000 earnings prospects and announced several new contracts for its offshore drilling fleet.

         The company said that it expects to report earnings per share for the three months ended December 31, 2000 that are below current analyst expectations. The earnings shortfall is due primarily to lower than expected revenues and modestly higher operating and maintenance expenses, compared with expenses in the third quarter of 2000. The lower than expected revenues are primarily the result of planned and unplanned rig downtime and delays on newly constructed rigs previously expected for December delivery. The modestly higher rig operating and maintenance costs are the result of the addition of the Discoverer Spirit and Trident 20 to the company's active fleet and higher repair and maintenance expenses related to planned and unplanned downtime on several rigs.

         J. Michael Talbert, Chairman and Chief Executive Officer of Transocean Sedco Forex, said, "Our mobile offshore drilling fleet has at present experienced over 200 rig days at a zero or reduced dayrate during the final three months of 2000, due primarily to unplanned downtime and planned rig maintenance. The downtime has resulted in higher operating and maintenance costs during a time when we are absorbing additional costs associated with adding new, technologically advanced rigs to the active fleet. The financial impact of these events on the fourth quarter results in current earnings per share expectations of $0.10 to $0.15 per diluted share, before the effect from non-recurring events."

         In addition, the company provided an update on its newbuild rig program which consists of one Discoverer Enterprise-class drillship -- Discoverer Deep Seas, and three Sedco Express-class semisubmersibles -- Sedco Express, Cajun Express and Sedco Energy. All four newbuild projects remain in the late stages of construction, which involves the testing and commissioning of software that controls the drilling equipment. Further delays in project delivery dates have recently been experienced due primarily to the complexity of the software and limited availability of third-party resources. It is now expected that the Discoverer Deep Seas and Sedco Express will be delivered in January 2001, while expected project delivery dates on the Cajun Express and Sedco Energy are February and March 2001, respectively.

         Futhermore, the company reported that it had settled an arbitration proceeding involving one of its operating subsidiaries and Global Marine Inc. with respect to a bareboat charter agreement on the semisubmersible rig Glomar Grand Banks, formerly the Vinlander. Under the terms of the settlement,


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the company will pay Global Marine $67.5 million and will recognize a non-recurring charge of approximately $37.4 million or $0.18 per diluted share for this matter in the fourth quarter 2000.

         Separately, the company announced firm contract signings for several offshore drilling rigs with aggregate expected revenues of $135 million. In the U.S. Gulf of Mexico, the semisubmersible rig Transocean Rather has been contracted by BP for one year, with an expected commencement date of January 2001, or upon completion of the current drilling program with BP. Revenues expected over the one-year firm contract period are $44 million.

         In the U.K. sector of the North Sea, the semisubmersible rigs Sedco 711 and Sedco 712 have been contracted for an estimated 150 days and one year, respectively, by Enterprise and Shell Expro. Both contracts are expected to commence in direct continuation of the rigs' current drilling assignments. Combined revenues expected over the firm contract periods total approximately $36 million.

         In the Middle East, the jackup rig Interocean III is expected to return to active status in April 2001 following a 20-month idle period. The rig has been contracted by Crescent Petroleum for 540 days with revenues expected of $21 million.

         Finally, the company said it has recently received firm contracts, or letters of intent which are expected to become firm contracts, on nine other rigs in its mobile offshore drilling fleet, largely representing contract commitments for 2001 and totaling approximately $119 million in additional revenues.

         In closing Talbert stated, "Recent contract commitments are evidence of the measurable improvement in customer spending levels, which we are witnessing in virtually every market served. Contract terms are beginning to reflect the characteristics of a slowly tightening rig market, with an expanding contract duration and higher average dayrates among most rig types. These contract commitments are encouraging and have allowed us to build our 2001 committed fleet days to approximately 48%. We expect gradual improvement in the industry outlook, as customers proceed into 2001 with a cautious approach toward exploration and production spending."

         Transocean Sedco Forex will conduct a conference call today, at Noon, EST. Individuals who wish to participate in the December 1 teleconference call can secure a reservation by contacting Premiere Conferencing at 1-800-289-0579 in the United States or 719-457-2550 direct worldwide. The call should be made immediately to guarantee your participation. Refer to confirmation code 498309.

         In addition, the conference call is accessible through a live, listen-only broadcast over the Internet by logging on to the Web at the following address:

                 http://www.videonewswire.com/TRANSOCEAN/120100/

         Drilling rig status and contract information on Transocean Sedco Forex's offshore drilling fleet has been condensed into a report entitled "Monthly Fleet Update" and is available through the company's website at www.deepwater.com. The report is located in the investor resources segment of the site. The report will also be available through a free monthly email distribution. To be added to the email distribution, please contact Jeffrey L. Chastain, Director of Investor Relations and Communications, at jchastain@deepwater.com or at fax number 1-713-232-7031.

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         Statements regarding estimated term, fourth quarter earnings, revenues, expenses, return of rigs to operating status, project delivery dates, contracts (including revenues, terms and timing), effect of letters of intent, improvement in the drilling business and utilization trends, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, delays or cost overruns in construction projects, risks associated with international operations, actions by customers and other third parties, the future price of oil and gas, demand for rigs, labor relations, regulations and decisions as to firm contracts and other factors detailed in the company's 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

         Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor, with an equity market capitalization of approximately $8.5 billion. The company's mobile offshore drilling fleet is comprised of 71 rigs, including four newbuilds not yet active. This modern and versatile fleet is located in every major offshore oil and gas drilling region. Transocean Sedco Forex Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The company is listed on the New York Stock Exchange under the symbol "RIG."

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